EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of September 28, 2016 by and between Znergy, Inc., a Nevada Corporation, (the “Company”), and Dave Baker, an individual residing in the state of Indiana (the “Executive”) and effective on the Effective Date (as hereinafter defined). The term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its direct or indirect parent companies, subsidiaries, affiliates, or subsidiaries or affiliates of its parent companies (collectively, the “Company”).

RECITALS

A.	The Company desires to employ the Executive and to assure itself of the services of the Executive during the term of Employment (as defined below).

B.	The Executive desires to be employed by the Company during the term of Employment and under the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1.	POSITION

The Executive hereby accepts a position of Senior Vice President (the “Employment”) of the Company.

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be three years, commencing on October 3, 2016 (the “Effective Date”), until October 2, 2019, unless terminated earlier pursuant to the terms of this Agreement. Upon expiration of the initial three-year term, the Employment shall be automatically extended for successive one-year terms unless either party gives the other party hereto written notice to terminate the Employment no less than 60 days, and no more than 90 days, prior to the expiration of such one-year term or unless terminated earlier pursuant to the terms of this Agreement.

3.	DUTIES AND RESPONSIBILITIES

The Executive’s duties at the Company will include all jobs assigned by the Chief Executive Officer (“CEO”) of the Company and the Executive will report directly to the CEO.

A.	Positions and Duties. The Company hereby employs Executive in the capacity of Senior Vice President of the Company. The Senior Vice President position combines the head of sales and marketing with the head of operations for the company. Executive will hire a Director of Operations as soon as reasonably possible. Sales and Marketing duties include (i) maximizing profitable revenue in assigned territory (Region 9 shown in Schedule A attached hereto) (ii) creating marketing campaigns in territory and for rollout to other territories (iii) developing and implementing sales policies and procedures (iv) developing and implementing sales training tools, including videos, for company’s sales teams (v) assisting with the implementation of sales tools in the company’s website. Operational duties include (vi) developing installation teams in assigned territory to successfully complete contracted jobs (vii) developing and implementing installation policies and procedures for company wide use (viii) modifying and approving system generated proposals and (ix) overseeing all product purchasing and inventory management. Executive is in charge of properly staffing the Sales and Operational functions of the Company.

B.	During the Term and any extension thereof, Executive shall devote his full time and efforts to the performance, to the best of his abilities, of such duties and responsibilities, as described above, and as the CEO shall determine, consistent therewith. The Executive shall use his best efforts to perform his duties hereunder. The Executive shall not, without the prior written consent of the Company, become an employee or consultant of any entity other than the Company and/or any member of the Company, and shall not carry on or be interested in the business or entity that competes with that carried on by the Company any such business or entity, (a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding any shares or other securities of any Competitor that is listed on any securities exchange or recognized securities market anywhere.

4.	NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound, except for agreements that are required to be entered into by and between the Executive and any member of the Company pursuant to applicable law of the jurisdiction where the Executive is based, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Company , as the case may be.

5.	LOCATION

Executive will be based in Region 9. Executive may be required to work in other regions on temporary basis.

6.	COMPENSATION AND BENEFITS

(a)	Cash Compensation. The Executive’s cash compensation shall be provided by the Company pursuant to Schedule B hereto, subject to annual review and adjustment by the Board.

(b)	Equity Incentives. The Executive will be eligible to participate in any of the Company’s equity incentive plans as determined by the Board. Subject to approval by the Company’s Board of Directors and the execution of an equity award agreement which will govern the terms and conditions contained in a stock option agreement to be entered into by you and the Company prior to the grant, you will receive the equity award listed on Schedule C (the “Initial Grant”). Following a Company Change of Control Transaction (as hereinafter defined), all unvested options under the Initial Grant shall vest upon the closing of the Change of Control Transaction.

(c)	Benefits. The Executive is eligible for participation in any standard employee benefit plan of the Company, including any health insurance plan and annual holiday plan.

(d)	Certain Definitions. For purposes of this Agreement, a Change of Control Transaction shall mean (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company other than to a Company Affiliate; (b) any consolidation or merger or other business combination of the Company with any other entity, other than a Company Affiliate, where the shareholders of the Company, immediately prior to the consolidation or merger or other business combination would not, immediately after the consolidation or merger or other business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger or other business combination (or its ultimate parent corporation, if any); or (c) the Board of the Company adopts a resolution to the effect that a “Change In Control” has occurred for purposes of this Agreement.

(e)	Vacation . At full pay and without any adverse effect to his compensation, provided that all other terms and conditions of this Agreement are satisfied, Executive shall be entitled to fifteen (15) days of vacation for each full calendar year during the term of this Agreement. Executive agrees to schedule his vacation leave in advance upon written notice to the Board of Directors or other designated individuals. Carryover of vacation days shall be consistent with Company policy.

7.	TERMINATION OF THE AGREEMENT

(a)	By the Company with cause. The Company may terminate the Executive’s Employment for cause, at any time, without advance notice or remuneration, if (1) the Executive is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement, (2) the Executive has been grossly negligent or acted dishonestly to the detriment of the Company, (3) the Executive has engaged in actions amounting to gross misconduct or failed to perform his duties hereunder and such failure continues after the Executive is afforded a reasonable opportunity to cure such failure, (4) the Executive has died, or (5) the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

(b)	By the Executive for Good Reason. If there is a material and substantial reduction in the Executive’s existing authority and responsibilities and such resignation is approved by the Board, the Executive may resign upon 30-day prior written notice to the Company during the first year after the Effective Date, or 60-day prior written notice to the Company during any period after the first anniversary of the Effective Date.

(c)	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

(d)	Remuneration upon Termination. Upon the Company’s termination of the Employment or the Executive’s resignation upon the Board’s approval pursuant to Section 7(b) above and upon the execution of a general release agreement in a form reasonably acceptable to the Company, the Company will provide remuneration to the Executive as follows: (1) if such termination or resignation becomes effective during the first year after the Effective Date, the Company will provide the Executive with a severance pay equal to one month base salary of the Executive; (2) if such termination or resignation becomes effective during any period after the first anniversary of the Effective Date, the Company will provide the Executive with a severance pay equal to two months base salary of the Executive; and (3) the Company will vest any equity award plan of the Initial Grant that would have vested during the applicable severance period. Any payments made pursuant to Section 7(e)(1) or Section 7(e)(2) shall be paid in accordance with the Company’s normal payroll cycles in effect on the termination or resignation date.

(e)	Termination by Executive for No Reason. The Executive may terminate his Employment for any reason, at any time, upon 60 days prior written notice to the Company. If this occurs within the first twenty four months then all non-vested stocks/options will no longer be eligible for vesting.

8.	CONFIDENTIALITY AND NONDISCLOSURE

(a)	Confidentiality and Non-disclosure. In the course of the Executive’s services, the Executive may have access to the Company and/or the Company’s client’s and/or prospective client’s trade secrets and confidential information, including but not limited to those embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles, pertaining to the Company and/or the Company’s client’s and/or prospective client’s business. All such trade secrets and confidential information are considered confidential. All materials containing any such trade secret and confidential information are the property of the Company and/or the Company’s client and/or prospective client, and shall be returned to the Company and/or the Company’s client and/or prospective client upon expiration or earlier termination of this Agreement. The Executive shall not directly or indirectly disclose or use any such trade secret or confidential information, except as required in the performance of the Executive’s duties in connection with the Employment, or pursuant to applicable law.

(b)	Trade Secrets. During and after the Employment, the Executive shall hold the Trade Secrets in strict confidence; the Executive shall not disclose these Trade Secrets to anyone except other employees of the Company who have a need to know the Trade Secrets in connection with the Company’s business. The Executive shall not use the Trade Secrets other than for the benefits of the Company.

“Trade Secrets” means information deemed confidential by the Company, treated by the Company or which the Executive know or ought reasonably to have known to be confidential, and trade secrets, including without limitation designs, processes, pricing policies, methods, inventions, conceptions, technology, technical data, financial information, corporate structure and know-how, relating to the business and affairs of the Company and its subsidiaries, affiliates and business associates, whether embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles. Trade Secrets do not include information generally known or released to public domain through no fault of the Executive.

(c)	Former Employer Information. The Executive agrees that he has not and will not, during the term of his employment improperly use or disclose any proprietary information or trade secrets of any former employer, unless the former employer has been acquired by the Company, or other person or entity with which the Executive has an agreement to keep in confidence information acquired by Executive, if any. The Executive will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Company and such third parties, during the Executive’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 8 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 8, the Company shall have right to seek any and all remedies at law or in equity.

9.	NON-COMPETITION AND NON-SOLICITATION

(a)	In consideration of the base salary provided to the Executive by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, the Executive agrees that during the term of the Employment and for a period of two years following the termination of the Employment for whatever reason:

(i)          The Executive will not approach clients, customers or contacts of the Company or other persons or entities introduced to the Executive in the Executive’s capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities;

(ii)          unless expressly consented to by the Company, the Executive will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at or after the date of such termination, or in the year preceding such termination.

(b)	In consideration of the base salary provided to the Executive by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto not adequate enough, the Executive agrees that during the term of the Employment and for a period of one year thereafter (except in the event of a Termination by the Company without cause pursuant to Section 7(b) or in the event of a Termination by the Executive for Good Reason pursuant to Section 7(c)), following the termination of the Employment for whatever reason, unless expressly consented to by the Company, the Executive will not assume employment with or provide services for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor.

(c)	In consideration of the base salary provided to the Executive by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, the Executive agrees that in the event of a Termination by the Company or by the Executive for Good Reason pursuant to Section 7(b), then during the term of the Employment and for the period of the duration of the severance pay described in Section 7(d)(1) or Section 7(d)(2), as appropriate, unless expressly consented to by the Company, the Executive will not assume employment with or provide services for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor.

The provisions contained in this Section 9 are considered reasonable by the Executive and the Company. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 9 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 9, the Executive acknowledges that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company shall have right to seek any and all remedies permissible at law or in equity.

10.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Company without such consent, and (ii) in the event of a Change-of-Control Transaction of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

11.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

12.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law of Florida.

13.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

14.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

15.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

ZNERGY, INC

By: /s/Christopher J. Floyd
Christopher J. Floyd
Chief Executive Officer
Znergy, Inc.
6102 South MacDill Ave, Ste. G
Tampa, FL 33611

Agree and Accepted:
EXECUTIVE

By: /s/Dave Baker
Dave Baker

Schedule A

REGIONS

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Schedule B

Cash Compensation

Salary:	$100,000 per year, payable according to the Company’s payroll policy. Salary shall be reviewed on or before March 31, 2017.

Signing Bonus:	Executive shall be paid $10,000 as a signing bonus within 2 business days of executing this agreement.

Q4 2016 Bonus:	Executive shall be paid a bonus equal to 6% of the total revenue generated by Executive in the fiscal quarter from October 1, 2016through December 31, 2016. Revenue shall be counted as those projects completed in the quarter. The Q4 2016 Bonus shall be paid on or before January 20th, 2017.

Bonuses:	Executive shall participate in Company’s Executive Bonus Pool as determined by the Board of Directors.

NOTE:	All payments to Executive are subject to withholding.

Schedule C

Initial Equity Award

Subject to the approval of the Company’s Board of Directors, the Executive is eligible to receive equity based award in the form of restricted common stock, stock option or other securities by the Company from time to time.

Initial equity grant:

SHARES:          500,000 shares of common stock of the Company vested immediately.

OPTIONS:          5,000,000 options to purchase shares of common stock of the Company:
-	Strike price of $0.10 per share
-	Three-year expiration from date of grant
-	VESTING: The options shall vest as follows:
-
TWO Options shall vest for every ONE Dollar of NET INCOME BEFORE TAX, (“NIBT”) recognized by the Company. NIBT shall be calculated per Generally Accepted Accounting Principles (“GAAP”). NIBT shall be calculated quarterly and the subsequent vesting shall be recognized at the time of the Company’s quarterly filing for the period.

Future equity grants:	As determined by the Compensation Committee of the Company’s Board of Directors.